As filed with the Securities and Exchange Commission on June 7, 2023
                                            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________
CHEGG, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3237489
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3990 Freedom Circle
Santa Clara, CA 95054
(Address of Principal Executive Offices) (Zip Code)

Chegg, Inc. 2023 Equity Incentive Plan
Chegg, Inc. Amended and Restated 2013 Employee Stock Purchase Plan
(Full Title of the Plans)
______________________

Dan Rosensweig
President, Chief Executive Officer and Co-Chairperson
Chegg, Inc.
3990 Freedom Circle
Santa Clara, CA 95054
(Name and Address of Agent for Service)
(408) 855-5700
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David A. Bell, Esq. Katherine K. Duncan, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500		Woodie Dixon Jr., Esq. Chegg, Inc. 3990 Freedom Circle Santa Clara, CA 95054 (408) 855-5700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this "Registration Statement") is filed by Chegg, Inc. (the “Registrant”) to register 12,000,000 shares of the Registrant's common stock, par value $0.001 per share (“Common Stock”), issuable under the Chegg, Inc. 2023 Equity Incentive Plan and 4,000,000 shares of Common Stock issuable under the Chegg, Inc. Amended and Restated 2013 Employee Stock Purchase Plan.

PART I
Information Required in the Section 10(a) Prospectus
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
a.The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on February 21, 2023;
b.All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and
c.The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36180) filed with the Commission on November 7, 2013, including any amendments or reports filed for the purpose of updating such description.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Officers and Directors.
The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”), the Registrant’s Restated Certificate of Incorporation, as amended to date (the “Charter”), and the Registrant’s Amended and Restated Bylaws, as amended to date (the "Bylaws").

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
As permitted by the DGCL, the Charter contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by law.
As permitted by the DGCL, the Bylaws provide, among other things, that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions; (ii) the board of directors of the Registrant is authorized to cause the Registrant to enter into indemnification contracts with any of its directors or officers; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with legal proceedings, subject to certain exceptions; and (iv) the indemnification rights conferred in the bylaws are not exclusive.

The Registrant also maintains officer and director insurance coverage against certain liabilities for actions taken in their capacities as such. In addition, each executive officer and director is a party to a written indemnification agreement to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Restated Certificate of Incorporation of Chegg, Inc., effective November 18, 2013	10-K	001-36180	3.01	3/4/16
3.2	Amended and Restated Bylaws of Chegg, Inc., as amended on March 15, 2023	8-K	001-36180	3.1	3/21/23
4.1	Form of Chegg, Inc.’s Common Stock Certificate	S-1/A	333-190616	4.01	10/01/13
5.1	Opinion of Fenwick & West LLP					X
23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X
24.1	Power of Attorney (included on the signature page to this Registration Statement)					X
99.1	Chegg, Inc. 2023 Equity Incentive Plan and related form agreements	8-K	001-36180	10.1	6/7/23
99.2	Chegg, Inc. Amended and Restated 2013 Employee Stock Purchase Plan	8-K	001-36180	10.2	6/7/23
107	Calculation of Filing Fee Table					X

Item 9. Undertakings.
a.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 7th day of June, 2023.

Chegg, Inc.
By:	/S/ DAN ROSENSWEIG
Dan Rosensweig
President, Chief Executive Officer and Co-Chairperson

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Dan Rosensweig, President, Chief Executive Officer and Co-Chairperson, Andrew Brown, Chief Financial Officer, and Woodie Dixon Jr., General Counsel, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/S/ DAN ROSENSWEIG	President, Chief Executive Officer and Co-Chairperson	June 7, 2023
Dan Rosensweig	(Principal Executive Officer)

/S/ ANDREW BROWN	Chief Financial Officer	June 7, 2023
Andrew Brown	(Principal Financial Officer)

/S/ DAVID LONGO	Vice President, Chief Accounting Officer, Corporate Controller, and Assistant Treasurer	June 7, 2023
David Longo	(Principal Accounting Officer)

/S/ SARAH BOND	Director	June 7, 2023
Sarah Bond

/S/ RENEE BUDIG	Director	June 7, 2023
Renee Budig

/S/ PAUL LEBLANC	Director	June 7, 2023
Paul LeBlanc

/S/ MARNE LEVINE	Director	June 7, 2023
Marne Levine

/S/ MARCELA MARTIN	Director	June 7, 2023
Marcela Martin

/S/ RICHARD SARNOFF	Director and Co-Chairperson	June 7, 2023
Richard Sarnoff

/S/ TED SCHLEIN	Director	June 7, 2023
Ted Schlein

/S/ MELANIE WHELAN	Director	June 7, 2023
Melanie Whelan

	Director	June ____, 2023
John York